Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ: TRIL TSX: TRIL

TRILLIUM THERAPEUTICS REPORTS SECOND QUARTER 2021 OPERATING AND FINANCIAL RESULTS

CAMBRIDGE, MA, August 13, 2021 – Trillium Therapeutics Inc. (NASDAQ/TSX: TRIL), a clinical stage immuno-oncology company developing innovative therapies for the treatment of cancer, today reported financial and operating results for the three and six months ended June 30, 2021. All financial amounts in this news release are in United States dollars, unless otherwise stated.

“The second quarter 2021 served was an important period for Trillium, during which time we communicating our go-forward strategy and began executing against it,” said Jan Skvarka, Trillium’s President and CEO. “We announced seven priority indications and nine patient settings, with six initiating in 2021. By the end of June, we initiated four of these studies, with the leiomyosarcoma study initiating ahead of guidance. With our operating plan on on-track, we continue to be excited about Trillium’s position as a leading CD47 company.”

Second Quarter 2021 Financial Results

●	Cash position: As of June 30, 2021, Trillium had cash and cash equivalents and marketable securities of $264.5 million, compared to $291.2 million at December 31, 2020. The decrease in cash and cash equivalents and marketable securities was due mainly to cash used in support of operating activities of $28.6 million during the 6 months ended June 30, 2021.
●	Research and development expenses: Research and development expenses for the six months ended June 30, 2021 of $19.9 million were higher than the research and development expenses of $12.2 million for the six months ended June 30, 2020. The increase was due mainly to higher manufacturing costs to support our expanded clinical operations, and higher clinical trial costs related to the initiation of new trials and increased patient enrollment in the TTI-622-01 trial.
●	General and administrative expenses: General and administrative expenses for the six months ended June 30, 2021 of $10.1 million were lower than general and administrative expenses of $28.4 million for the six months ended June 30, 2020. The decrease is due mainly to a non-cash loss of $22.4 million on the revaluation of the deferred share unit liability in the prior period, partially offset by $2.4 million of increased stock-based compensation expense in the current period mainly relating to higher weighted average fair values of stock options outstanding and the fair valuation of stock option liabilities.
●	Net loss: Net loss for the six months ended June 30, 2021 of $29.3 million was lower than the loss of $39.5 million for the six months ended June 30, 2020. The net loss was lower due mainly to a non-cash loss of $22.4 million on the revaluation of the deferred share unit liability in the prior period. This was partially offset by higher stock-based compensation, manufacturing, and clinical trial expenses.

About Trillium Therapeutics

Trillium is an immuno-oncology company developing innovative therapies for the treatment of cancer. The company’s two clinical programs, TTI-622 and TTI-621, target CD47, a “don’t eat me” signal that cancer cells frequently use to evade the immune system.

For more information visit: www.trilliumtherapeutics.com

Caution Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable United States federal securities laws and forward-looking information within the meaning of Canadian securities laws (collectively, "forward-looking statements"). The use of words such as "may," "will," "could", "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue" or the negative of such words or other similar expressions can be used to identify forward-looking statements. Forward-looking statements in this press release include express or implied statements regarding the therapeutic potential and monotherapy activity of our programs, our clinical development plans, including the expected timing of the release of further data on Trillium’s TTI-622 and TTI-621 studies and our expectations with respect to the timing of clinical development milestones, including with respect to enrolling patients in Phase 1b/2 studies in hematological and solid tumor malignancies, and our expected cash runway. With respect to the forward-looking statements contained in this press release, Trillium has made numerous assumptions regarding, among other things: the impact of the COVID-19 pandemic on its operations, the effectiveness and timeliness of preclinical and clinical trials; and the completeness, accuracy and usefulness of the data. While Trillium considers these assumptions to be reasonable, these assumptions are inherently subject to significant scientific, business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors that could cause Trillium's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release. A discussion of risks and uncertainties facing Trillium appears in Trillium's Annual Report on Form 10-K for the year ended December 31, 2020, with the U.S. Securities Exchange Commission, each as updated by Trillium's continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Trillium disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Trillium Therapeutics Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands, except share and per share data)

	Three months ended June 30, 2021	Three months ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
Revenue	$10	$115	$10	$115
Operating expenses
Research and development expenses	13,999	7,174	19,923	12,162
General and administrative expenses	4,677	16,697	10,067	28,372
Total operating expenses	18,676	23,871	29,990	40,534
Operating loss	(18,666)	(23,756)	(29,980)	(40,419)
Other income (expense)
Interest income, net	352	441	881	853
Net foreign currency gain (loss)	13	125	(22)	101
Total other income, net	365	566	859	954
Net loss before income taxes	(18,301)	(23,190)	(29,121)	(39,465)
Income tax expense	98	28	140	51
Net loss	(18,399)	(23,218)	(29,261)	(39,516)
Net loss per share, basic and diluted	(0.18)	(0.28)	(0.28)	(0.53)
Weighted average number of common shares used in computing net loss per share, basic and diluted	103,782,222	83,752,156	103,395,342	74,637,214

Trillium Therapeutics Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(amounts in thousands)

	June 30, 2021	December 31, 2020
Cash and cash equivalents, and marketable securities	$264,537	$291,165
Total assets	273,684	300,822
Total liabilities	14,118	21,975
Total stockholders’ equity	259,566	278,847

Company Contact:

Rosemary Harrison

SVP, Corporate Development and Strategy

Trillium Therapeutics Inc.

416-595-0627 x225

investors@trilliumtherapeutics.com

www.trilliumtherapeutics.com

Media Relations:

Mike Beyer
Sam Brown Inc.

312-961-2502

mikebeyer@sambrown.com